UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the

Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): November 17, 2018

J.Crew Group, Inc.

(Exact name of registrant as specified in its charter)

Commission File Number: 333-175075

Delaware	22-2894486
(State or other jurisdiction of incorporation)	(IRS Employer Identification No.)

770 Broadway

New York, NY 10003

(Address of principal executive offices, including zip code)

(212) 209-2500

(Registrant’s telephone number, including area code)

Not Applicable

(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act.      ☐

Item 5.02. Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

Departure of Chief Executive Officer

On November 17, 2018, J.Crew Group, Inc. (the “Company”) announced that a mutual agreement has been reached by the Board of Directors of the Company and Chief Executive Officer James Brett, who has stepped down as Chief Executive Officer and director of the Company, effective as of November 17, 2018 (the “Separation Date”). Mr. Brett’s departure decreased the size of the Board of Directors to eight (8) members.

Establishment of Office of the Chief Executive Officer

On November 17, 2018, the Board of Directors established an office of the Chief Executive Officer (the “CEO Office”) with the duties and responsibilities of the Chief Executive Officer, comprised of Michael Nicholson, Adam Brotman, Lynda Markoe and Libby Wadle. There are no arrangements or understandings between Mr. Nicholson, Mr. Brotman, Ms. Markoe or Ms. Wadle and any other person pursuant to which they were appointed to the CEO Office. There are no transactions involving Mr. Nicholson, Mr. Brotman, Ms. Markoe or Ms. Wadle requiring disclosure under Item 404(a) of Regulation S-K of the SEC.

Mr. Brotman has served as the Company’s President & Chief Experience Officer since joining the Company in March 2018. Prior to joining the Company, Mr. Brotman was Executive Vice President of Global Retail Operations and Partner Digital Engagement at Starbucks Corporation since 2016 and before that was Chief Digital Officer and GM of Digital Ventures at Starbucks Corporation from April 2009. Mr. Brotman has a J.D. from the University Of Washington School Of Law and a B.A. from the University of California at Los Angeles.

The information regarding the business experience and backgrounds of Mr. Nicholson, Ms. Markoe and Ms. Wadle is incorporated by reference to the information set forth in the section titled “Executive Officers” in Part III, Item 10 of the Company’s annual report on Form 10-K for the Company’s fiscal year ended February 3, 2018, as filed with the Securities and Exchange Commission on March 27, 2018.

General Release with Mr. Brett.

In connection with his departure, Mr. Brett and the Company entered into a general release, dated November 17, 2018 (the “General Release”), under which Mr. Brett agreed to a general release of claims in favor of the Company in exchange for certain payments and benefits. Specifically, Mr. Brett will be entitled to receive: (i) the payment of an amount equal to his base salary at an annual rate of $1,250,000 for a period of 18 months following the Separation Date, (ii) a monthly amount that, after all applicable taxes are paid, is equivalent to his monthly COBRA premium for a period of 18 months following the Separation Date, (iii) a cash bonus payment for the 2018 fiscal year equal to the amount he would have been entitled to receive had his employment not terminated (with any subjective goals being treated as achieved at target), prorated for the number of days during the 2018 fiscal year that Mr. Brett was employed by the Company, to be paid when bonuses are generally paid to employees of the Company, (iv) a cash bonus payment of $2,812,500, to be paid over a period of 18 months in equal monthly installments following the Separation Date and (v) a cash bonus payment of $750,000, representing the unpaid amount of Mr. Brett’s signing bonus, to be paid as soon as reasonably practicable following the Separation Date. In addition, the General Release grants Mr. Brett an additional 18 months of service credit with respect to time-vesting management equity granted to him, and in the event certain performance vesting conditions are satisfied or a change of control of the Company occurs, in either case within 12 months of the Separation Date, Mr. Brett’s management equity that vests based on satisfaction of such performance conditions or a change of control shall vest as if Mr. Brett was employed by the Company at the time. Mr. Brett’s entitlement to the foregoing payments and benefits is subject to his continuing compliance with the terms of the General Release as well as the terms and conditions of the employment agreement between Mr. Brett and the Company dated May 30, 2017, which includes covenants relating to non-solicitation, non-disparagement and confidentiality.

A copy of the General Release is attached hereto as Exhibit 10.1 and is incorporated herein by reference, and the foregoing description is qualified in its entirety by reference to Exhibit 10.1.

Item 9.01. Financial Statements and Exhibits.

(d) Exhibits:

Exhibit No.	Description

10.1	General Release by and between James Brett and J.Crew Group, Inc., dated November 17, 2018

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned, hereunto duly authorized.

J.CREW GROUP, INC.

Date: November 19, 2018	By:	/s/ VINCENT ZANNA
Vincent Zanna
Chief Financial Officer and Treasurer

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